Exhibit 99.1

LLEX:OTCQB

LILIS ENERGY APPOINTS BRENNAN SHORT AS CHIEF OPERATING OFFICER

SAN ANTONIO, TEXAS – January 31, 2017 – Lilis Energy, Inc. (OTCQB: LLEX) announced today it has appointed Brennan Short as Chief Operating Officer. Mr. Short is a petroleum engineer with 20 years of domestic oil and gas exploration and production operations, field supervision, management and petroleum engineering consulting experience.

Prior to joining Lilis Energy, Mr. Short worked for EOG Resources, SM Energy, Burlington Resources, Conoco, & Fina Oil & Chemical Co. in various operations and field positions. Mr. Short earned his bachelor's degree in Petroleum Engineering from Texas A&M University.

“We are pleased to welcome Brennan to the Lilis Energy management team as our Chief Operating Officer. Brennan is already very familiar with our assets given that he has been our contract drilling and completions engineer and field operations supervisor for several months now. He has demonstrated substantial proficiency in drilling our first two wells, has meaningfully improved field operations, and has been skilfully managing our internal team of engineers, geologists, and field staff. His extensive expertise in the Permian Basin is a big win for us,” said Avi Mirman, CEO of Lilis Energy.

“Lilis Energy is an exciting company with tremendous promise and I am thrilled to join the accomplished management team. I look forward to contributing my expertise and talents in realizing Lilis Energy’s full potential,” said Mr. Short.

About Lilis Energy, Inc.

Lilis Energy, Inc. is a San Antonio-based independent oil and gas exploration and production company that operates in the Permian’s Delaware Basin and in the Denver-Julesburg (DJ) Basin, considered amongst the leading resource plays in North America. Lilis’s total net acreage in the Permian Basin is approximately 5,600 acres, and total net acreage in the DJ is approximately 7,200 acres. Lilis Energy's near-term E&P focus is to grow current reserves and production, and pursue strategic acquisitions in its core areas. For more information, please contact CORE IR : (516) 222-2560 or visit www.lilisenergy.com.

Contact:

Investor Relations

Core IR

David Boral

Managing Director

516 222 2560

Media Relations

Wobbe Ploegsma

V.P. Investor Relations & Capital Markets

210-999-5400 ext. 31